EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728

SPORT CHALET REPORTS THIRD QUARTER FISCAL 2011 RESULTS

Los Angeles, California – (February 2, 2011) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its third quarter and nine months ended December 26, 2010.  The Company reported a loss of $0.9 million for the quarter as compared to a loss of $3.8 million in the prior year quarter.  The Company also reduced the outstanding balance on its revolving credit facility as of December 26, 2010 to $41.9 million from $56.2 million at December 27, 2009, a $14.3 million reduction.  On December 26, 2010 the Company had $27.0 million of availability.

Third Quarter Results

Sales slightly increased 0.6% to $95.8 million for the third quarter of fiscal 2011 from $95.3 million for the third quarter of fiscal 2010.  The increase reflects improvements in the Company’s ECommerce and Team Sales divisions, partially offset by a 0.4% decrease in comparable store sales.  The comparable store sales decrease is the result of a reduction in promotional activity and continuing macroeconomic weakness, partially offset by favorable weather experienced in the Company’s markets.

Gross profit as a percent of sales increased to 27.5% from 25.2% for the third quarter of last year, primarily due to a decrease in markdowns from promotional activity and lower rent expense from successful negotiations with landlords.  Selling, general and administrative expenses (SG&A) as a percent of sales increased to 25.3% from 23.1% in the same period last year, primarily reflecting an increase in labor for store payroll in anticipation of stronger sales than experienced.  Depreciation declined as a percent of sales to 2.6% from 3.4%, primarily due to impairment charges incurred in the previous two fiscal years, as well as lower capital expenditures with no new store openings or remodels.  The Company recorded an income tax benefit from a change to the net operating carryback regulations in the third quarter ended December 27, 2009, while no provision was recorded in the third quarter ended December 26, 2010.

The Company’s net loss for the quarter ended December 26, 2010 was reduced by $2.9 million to $0.9 million, or $0.06 per share, from a net loss of $3.8 million, or $0.27 per share, for the quarter ended December 27, 2009.

Craig Levra, Chairman and CEO, said, “Although macroeconomic conditions in our markets continued to be difficult, we were pleased with the continued growth of our Team Sales and ECommerce divisions, the improved strength in gross profit margins and the reduction in borrowings under our credit facility.  We went back to doing business the Sport Chalet way, creating full margin sales by providing outstanding customer service.”

Nine-Month Results

For the nine months ended December 26, 2010, sales slightly increased to $264.3 million from $263.5 million for the prior year period.  The increase is attributable primarily to improvements in the Team Sales and ECommerce divisions, partially offset by a 1.1% decrease in comparable store sales.  Continued macroeconomic weakness in the Company’s markets provided no catalyst for a sales increase despite the Company’s initiatives to improve sales.

Gross profit as a percent of sales increased to 28.0% from 26.5% for the first nine months of last year primarily due to a decrease in markdowns from promotional activity and lower rent expense.  SG&A as a percent of sales increased to 25.6% from 24.3% a year ago.  Depreciation as a percent of sales declined to 2.9% from 3.8%. The Company recorded an income tax benefit from a change to the net operating carryback regulations in the third quarter ended December 27, 2009, while no provision was recorded in the third quarter ended December 26, 2010.

The Company’s net loss for the nine months ended December 26, 2010 was reduced by $4.7 million to $3.3 million, or $0.23 per share, from a net loss of $8.0 million, or $0.57 per share, for the nine months ended December 27, 2009.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading, full service specialty retailer with 55 stores in California, Nevada, Arizona and Utah; Sport Chalet online at sportchalet.com; and a Team Sales division.  The Company offers more than 50 services for the serious sports enthusiast, including backpacking, canyoneering and kayaking instruction, car rack installation, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair at its store locations.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, including, but not limited to, the ability to strengthen the Company’s liquidity, manage expenses and inventory position, improve operating efficiencies, and navigate through the current challenging environment, involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to reduce an adequate amount of operating expenses and control costs, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations

	13 weeks ended		39 weeks ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
	(in thousands, except per share amounts)
Net sales	$95,828	$95,258	$264,278	$263,472
Cost of goods sold, buying and occupancy costs	69,464	71,240	190,366	193,633
Gross profit	26,364	24,018	73,912	69,839

Selling, general and administrative expenses	24,226	21,988	67,706	63,991
Impairment charge	-	10,935	-	10,935
Depreciation and amortization	2,456	3,192	7,644	9,922
Loss from operations	(318)	(12,097)	(1,438)	(15,009)

Interest expense	543	821	1,884	2,105
Loss before taxes	(861)	(12,918)	(3,322)	(17,114)

Income tax benefit	-	(9,118)	-	(9,118)
Net loss	$(861)	$(3,800)	$(3,322)	$(7,996)

Loss per share:
Basic and diluted	$(0.06)	$(0.27)	$(0.23)	$(0.57)

Weighted average number of common shares outstanding:
Basic and diluted	14,189	14,123	14,188	14,123

 Sport Chalet, Inc.

Consolidated Balance Sheets

	December 26,	March 28,
	2010	2010
	(Unaudited)
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$13,644	$2,906
Accounts receivable, net	3,987	2,403
Merchandise inventories	108,074	97,280
Prepaid expenses and other current assets	1,292	1,235
Income tax receivable	3	12
Total current assets	127,000	103,836

Fixed assets, net	29,086	34,873
Total assets	$156,086	$138,709

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$45,495	$24,998
Loan payable to bank	41,893	45,290
Salaries and wages payable	3,346	3,972
Other accrued expenses	19,906	15,909
Total current liabilities	110,640	90,169

Deferred rent	23,575	24,056
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value:
Authorized shares - 46,000,000
Issued and outstanding shares – 12,413,490 at December 26, 2010 and 12,412,490 at March 28, 2010	124	124
Class B Common Stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – 1,775,821 at December 26, 2010 and 1,770,821 at March 28, 2010	18	18
Additional paid-in capital	35,839	35,130
Accumulated deficit	(14,110)	(10,788)
Total stockholders’ equity	21,871	24,484
Total liabilities and stockholders’ equity	$156,086	$138,709

Sport Chalet, Inc.

Consolidated Statements of Cash Flows

	39 weeks ended
	December 26, 2010	December 27, 2009
	(in thousands)
Operating activities
Net loss	$(3,322)	$(7,996)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,645	9,922
Impairment charge	-	10,935
Share-based compensation	697	326
Changes in operating assets and liabilities:
Accounts receivable	(1,584)	(2,622)
Merchandise inventories	(10,794)	(17,462)
Prepaid expenses and other current assets	(57)	1,143
Income tax receivable	9	(8,116)
Accounts payable	20,497	8,062
Salaries and wages payable	(626)	(944)
Other accrued expenses	3,355	(307)
Deferred rent	(481)	(474)
Net cash provided by (used in) operating activities	15,339	(7,533)

Investing activities
Purchase of fixed assets	(1,216)	(623)
Net cash used in investing activities	(1,216)	(623)

Financing activities
Proceeds from bank borrowing	269,628	287,276
Repayments of bank borrowing	(273,025)	(270,254)
Proceeds from exercise of stock options	12	-
Net cash (used in) provided by financing activities	(3,385)	17,022

Increase in cash and cash equivalents	10,738	8,866
Cash and cash equivalents at beginning of period	2,906	290
Cash and cash equivalents at end of period	$13,644	$9,156

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$1,771	$1,820

Supplemental Disclosure of non-cash investing and financing activities
Property and equipment acquired under capital leases	$642	$-